Exhibit 10.13

Final

Career Education Corporation

2014 Annual Incentive Award Program

pursuant to the

2008 Incentive Compensation Plan

ARTICLE 1

PURPOSE AND PERFORMANCE PERIOD

1.1 Purpose. This document is created to set forth the terms and conditions for certain Grantees who have been selected to participate in the Annual Incentive Award portion of the Plan for calendar year 2014. To the extent that there is any conflict between the terms of this document and the terms of the Plan, the Plan shall control.

1.2 Performance Period. This document is effective for certain Annual Incentive Awards calculated for Grantees under the Plan relating to calendar year 2014. The 2014 Annual Incentive Awards earned pursuant to this Program shall be paid no later than March 15, 2015.

1.3 No Misconduct. If at any time prior to the date the 2014 Annual Incentive Award is paid by the Company or an Affiliate, a Grantee is determined by the Administrator to have engaged in Misconduct, then no such Annual Incentive Award shall be paid to such Grantee.

ARTICLE 2

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. The following words and phrases shall have the following meanings:

2.1 “Administrator” means a committee consisting of the Senior Vice President and Chief Financial Officer, the Senior Vice President and General Counsel, and the Senior Vice President and Chief Human Resources Officer (or their respective designees), and/or any other officer as determined by the Committee.

2.2 “Affiliate” means any corporation, campus, or other entity that, directly or indirectly through one or more intermediaries, is owned by the Company.

2.3 “Business Group” means the Career Schools Group, the University Schools Group or the Transitional Schools Group.

2.4 “Career Schools Group” is the Business Group that includes those schools that primarily provide instruction in the design and technology, health and culinary arts fields.

2.5 “Corporate Employee” means an employee of the Company or an Affiliate whose primary duties relate to corporate-level activities (rather than Business Group-level, Education Group-level or campus-level activities). Status as a Corporate Employee will be determined by the Administrator.

2.6 “Covered Management Position” means a position within the Company which the Company has determined to be covered under 34 C.F.R. Section 668.14(b)(22)(iii)(C).

2.7 “Education Group” means a subdivision of a Business Group. For purposes of this Program, (a) the Education Groups within the Career Schools Group include Career Colleges, Culinary Arts and Regionally Accredited Schools; (b) the Education Groups within the University Schools Group include AIU and CTU (as each is defined in Section 2.30); and (c) the Transitional Schools Group (which serves as its own Education Group and Business Group) consists of those campuses which have been designated by the Company as in “teach-out.”

2.8 “Eligible Earned Wages” means compensation for services performed in an incentive-eligible position that is eligible for inclusion when determining a Grantee’s Annual Incentive Award. Eligible Earned Wages are based on base earnings during the Performance Period only and exclude any other payments made during the Performance Period (i.e., teach pay, allowances, reimbursements, equity grants, bonuses, incentive payments,

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short-term disability payments, long-term disability payments, etc.). Notwithstanding the foregoing, (a) to the extent any individual becomes employed by the Company or any of its Affiliates on or after November 1, 2014, or first moves into an incentive-eligible position on or after November 1, 2014, such individual will not have any Eligible Earned Wages for the Performance Period, and (b) except as set forth in Section 3.1 hereof, to the extent any individual does not remain employed by the Company or an Affiliate as of the last day of the Performance Period, such individual will not have any Eligible Earned Wages for the Performance Period.

2.9 “Ending Population” means student population on a Company-wide, Business Group-wide, Education Group-wide or campus-wide basis, as applicable, at the end of the Performance Period.

2.10 “Ending Population Payout Factor” means the applicable amount, expressed as a percentage of target payout, that is payable to a Grantee based on actual Ending Population compared to 2014 plan for Ending Population for the Company (and its Affiliates), or a Business Group, Education Group or campus, as applicable. The table for determining the applicable Ending Population Payout Factor is set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award. The Ending Population Payout Factor may not be less than 0% nor more than 200%.

2.11 “Key Executive Program” means the Career Education Corporation 2014 Annual Incentive Award Program for Key Executives.

2.12 “Misconduct” means any one of the following in which a Grantee may engage prior to or during the Performance Period or any time thereafter, but prior to the date the 2014 Annual Incentive Award is paid: (a) any act of intentional misconduct, dishonesty, gross negligence, conscious abandonment, or neglect of duty; (b) any violation of the Company’s Code of Conduct, policies on maintaining confidentiality of proprietary information, Code of Ethics or non-discrimination or anti-harassment policy; (c) any commission of a criminal activity, fraud, or embezzlement; (d) any failure to reasonably cooperate in any investigation or proceeding concerning the Company or any of its Affiliates; (e) any unauthorized disclosure or use of confidential information or trade secrets; (f) any violation of any enforceable restrictive covenant, such as a non-compete, non-solicit, or non-disclosure agreement between the Grantee and the Company or an Affiliate; or (g) any conduct that causes the Grantee to be ineligible for benefits pursuant the applicable Company severance plan.

2.13 “Operating Expense Management” means the excess of (a) all expenses incurred by the Company (and its Affiliates), or a Business Group, Education Group or campus, as applicable, in the process of conducting business as reported on the Company’s Form 10-K for the year ending on December 31, 2014 (which is prepared in accordance with the generally accepted accounting principles of the U.S), less (b) the amounts paid pursuant to this Program and the Key Executive Program. Such amount shall then be subject to such adjustment, if any, as may be made (i) by the Committee in its sole discretion, or (ii) with respect to a Business Group, Education Group or campus, by the Administrator in its sole discretion. In respect of clause (a) of the preceding sentence, to the extent the information reported on the Form 10-K is not sufficiently specific to provide data for a specific campus, the campus-level data will be obtained from the Company’s Finance Department, and will be based on the data used to obtain the information upon which the information in the Form 10-K is based.

2.14 “Operating Expense Management Payout Factor” means the applicable amount, expressed as a percentage of target payout, that is payable to a Grantee based on actual Operating Expense Management compared to 2014 plan for Operating Expense Management for the Company (and its Affiliates), or a Business Group, Education Group or campus, as applicable. The table for determining the applicable Operating Expense Management Payout Factor is set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award. The Operating Expense Management Payout Factor may not be less than 0% nor more than 200%.

2.15 “Operating Income/Loss” means the aggregate of (a) the earnings of the Company (and its Affiliates), or a Business Group, Education Group or campus, as applicable, as reported on the Company’s Form 10-K for the year ending on December 31, 2014 (which is prepared in accordance with the generally

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accepted accounting principles of the U.S), (b) the amounts paid pursuant to this Program and the Key Executive Program, and (c) such adjustment, if any, as may be made (i) by the Committee in its sole discretion, or (ii) with respect to a Business Group, Education Group or campus, by the Administrator in its sole discretion. In respect of clause (a) of the preceding sentence, to the extent the information reported on the Form 10-K is not sufficiently specific to provide data for a specific campus, the campus-level data will be obtained from the Company’s Finance Department, and will be based on the data used to obtain the information upon which the information in the Form 10-K is based.

2.16 “Performance Period” means the calendar year ending December 31, 2014.

2.17 “Plan” means the Career Education Corporation 2008 Incentive Compensation Plan, as amended.

2.18 “Program” means this 2014 Annual Incentive Award Program which is established under the Plan.

2.19 “Revenue” means (a) the income that is received during the normal course of business by the Company (and its Affiliates), or a Business Group, Education Group or campus, as applicable, as reported on the Company’s Form 10-K for the year ending December 31, 2014 (which is prepared in accordance with the generally accepted accounting principles of the U.S.), less (b) the CEC management fee applied. Such amount shall then be subject to such adjustment, if any, as may be made (i) by the Committee in its sole discretion, or (ii) with respect to a Business Group, Education Group or campus, by the Administrator in its sole discretion. In respect of clause (a) of the first sentence of this Section 2.19, to the extent the information reported on the Form 10-K is not sufficiently specific to provide data for a specific campus, the campus-level data will be obtained from the Company’s Finance Department, and will be based on the data used to obtain the information upon which the information in the Form 10-K is based.

2.20 “Revenue Payout Factor” means the applicable amount, expressed as a percentage of target payout, that is payable to a Grantee based on actual Revenue compared to 2014 plan for Revenue for the Company (and its Affiliates), or a Business Group, Education Group or campus, as applicable. The table for determining the applicable Revenue Payout Factor is set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award. The Revenue Payout Factor may not be less than 0% nor more than 200%.

2.21 “Student Completions” means the students who graduate or otherwise complete their education program during 2014 expressed as a percentage of the number of students anticipated to graduate or otherwise complete their education program within the Performance Period.

2.22 “Student Completions Payout Factor” means the applicable amount, expressed as a percentage of target payout, that is payable to a Grantee based on year over year improvements of Student Completions compared to 2013 for the Business Group, Education Group or campus, as applicable. For Corporate Employee Grantees, the Student Completions Payout Factor will be determined on a consolidated basis (i.e., taking into account the Student Completions attainment of all Business Groups). The table for determining the applicable Student Completions Payout Factor is set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award. The Student Completions Payout Factor may not be less than 0% nor more than 200%.

2.23 “Student Placement” means the number of students successfully placed in employment following the completion of their program as reported to the applicable accreditors.

2.24 “Student Placement Payout Factor” means, for Grantees who are not Corporate Employee, the applicable amount, expressed as a percentage of target payout, that is payable to a Grantee based on year over year improvements of student placements compared to 2013 plan for the Business Group, Education Group or campus, as applicable. For Corporate Employee Grantees, the Student Placement Payout Factor will be determined on a consolidated basis (i.e., taking into account the Student Placement attainment of all Business Groups). The table for determining the applicable Student Placement Payout Factor is set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award. The Student Placement Payout Factor may not be less than 0% nor more than 200%.

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2.25 “Student Retention” means the actual student retention rates for the Transitional Schools Group during the Performance Period.

2.26 “Student Retention Payout Factor” means the applicable amount, expressed as a percentage of target payout, that is payable to a Grantee based on Student Retention compared to the 2014 plan for the Transitional Schools Group. The table for determining the applicable Student Retention Payout Factor is set forth in the applicable memorandum from the Company setting forth the criteria for a Grantee’s Award. The Student Retention Payout Factor may not be less than 0% nor more than 200%.

2.27 “Target Incentive Percentage” means a Grantee’s target Annual Incentive Award percentage of Eligible Earned Wages as communicated to the Grantee.

2.28 “Targeted Operating Income/Loss” means the targeted amount of Operating Income/Loss for the Company (and its Affiliates), or a Business Group, Education Group or campus, as applicable, for the Performance Period as approved by the Board in the 2014 operating plan.

2.29 “Transitional Schools Group” is the Business Group that includes those schools that are designated by the Company as being in “teach-out” status. For the avoidance of doubt, there are no Education Groups within the Transitional Schools Group.

2.30 “University Schools Group” is the Business Group that includes American InterContinental University (“AIU”) and Colorado Technical University (“CTU”).

ARTICLE 3

ELIGIBILITY

3.1 Eligibility. The Grantees for the Performance Period have been designated in accordance with the Plan. Employees who participate in the Key Executive Program are not eligible Grantees for purposes of this Program. If an individual is in a Covered Management Position at any point during the Performance Period, then such individual will only be eligible for an award or payment under this Program (subject to the terms hereof) for the portion of the Performance Period in which he or she was in an incentive-eligible position and was not in a Covered Management Position. In addition, (a) to the extent an individual is newly hired by the Company or its Affiliates or first moves into an incentive-eligible position on or after November 1, 2014, such individual shall not be eligible to receive an Annual Incentive Award pursuant to this Program, and (b) subject to Section 1.3 hereof and unless otherwise determined by the Committee, a Grantee must be employed by the Company or an Affiliate on the last day of the Performance Period in order to be eligible to receive an Annual Incentive Award payment hereunder. Notwithstanding the foregoing, and subject to Section 1.3 hereof, if a Grantee’s employment with the Company is terminated by the Company without Cause as part of a reduction in force on or after October 1, 2014, then such Grantee shall remain eligible to receive an Annual Incentive Award pursuant to this Program and such Grantee’s Eligible Earned Wages earned during the Performance Period prior to his or her termination shall continue to be Eligible Earned Wages for purposes of this Program. In all cases, to the extent a Grantee is no longer employed by the Company or an Affiliate on the date the Annual Incentive Award becomes payable pursuant to this Program (a “Separated Grantee”), then the Annual Incentive Amount shall only be paid to such Separated Grantee to the extent the Separated Grantee has executed a release of claims against the Company and its Affiliates, which release must be in a form satisfactory to the Administrator, prior to the payment date for such Annual Incentive Award. In addition, if applicable law requires that any such release be subject to a revocation period in order to become fully effective, payment of the Annual Incentive Award to a Separated Grantee shall only be required if, prior to the payment date for the Annual Incentive Award, the applicable revocation period for the release has lapsed without any such revocation occurring.

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ARTICLE 4

AWARD AMOUNT

4.1 Annual Incentive Award Weightings. The following table identifies the Annual Incentive Award element weightings based on the performance components and Grantee classification for Grantees who are Corporate Employees and for Grantees who are part of the Career Schools Group, University Schools Group and the Transitional Schools Group.

				Enroll and Educate		Place
Business Segement	AIP Type	Revenue	Operating Expense	Ending Population	Retention	Completion	Placement	Individual	Total
Corporate	President & Chief Executive Officer*	25%	25%					50%	100%
	Sr Leader**	20%	20%	30%		5%	5%	20%	100%
	Other Participant	10%	10%	20%		5%	5%	50%	100%
University	Sr leader**	20%	20%	30%		10%		20%	100%
	Campus President	15%	15%	30%		10%		30%	100%
	Other Participant	10%	10%	20%		10%		50%	100%
Career Schools	Sr Leader**	15%	15%	30%		10%	10%	20%	100%
	Campus President	10%	10%	35%		10%	15%	20%	100%
	Other Participant	5%	5%	20%		10%	10%	50%	100%
Transitional Schools	All Participants		34%		33%		33%		100%

*	Although not a Grantee pursuant to this Program, the President and Chief Executive Officer is included herein to facilitate the Committee’s intention to exercise its negative discretion under the Key Executive Program in accordance with this Program.

**	Sr Leader is defined as all individuals in a salary grade E61 and above.

For Grantees performing services during the Performance Period in multiple Grantee classifications, the percentages set forth in the tables above may be subject to proration pursuant to Section 5.2 hereof.

4.2 Revenue Performance Component. In respect of the Revenue performance component, each Grantee will be eligible to receive a payment equal to the result of applying the following formula to such Grantee:

A x B x C x D:

Where:

“A”	equals such Grantee’s Eligible Earned Wages;
“B”	equals such Grantee’s Target Incentive Percentage;
“C”	equals the percentage set forth in the applicable box set forth in the “Revenue” column in the table in Section 4.1 hereof (subject to Section 4.8); and
“D”	equals such Grantee’s Revenue Payout Factor.

Notwithstanding the foregoing, to the extent that the Company’s Operating Income/Loss is more than 20% below Targeted Operating Income/Loss, no payment based on the Revenue performance component will be made. For the avoidance of doubt, no portion of the Annual Incentive Award of a Grantee who is in the Transitional Schools Group will be based on the Revenue performance component.

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4.3 Operating Expense Management Component. In respect of the Operating Expense Management performance component, each Grantee will be eligible to receive a payment equal to the result of applying the following formula to such Grantee:

E x F x G x H:

Where:

“E”	equals such Grantee’s Eligible Earned Wages;
“F”	equals such Grantee’s Target Incentive Percentage;
“G”	equals the percentage set forth in the applicable box set forth in in the “Operating Expense” column in the table in Section 4.1 hereof (subject to Section 4.8); and
“H”	equals such Grantee’s Operating Expense Management Payout Factor.

Notwithstanding the foregoing, to the extent that the Company’s Operating Income/Loss is more than 20% below Targeted Operating Income/Loss, no payment based on the Operating Expense Management performance component will be made.

4.4 Ending Population Component. In respect of the Ending Population performance component, each Grantee will be eligible to receive a payment equal to the result of applying the following formula to such Grantee:

I x J x K x L:

Where:
“I”	equals such Grantee’s Eligible Earned Wages;
“J”	equals such Grantee’s Target Incentive Percentage;
“K”	equals the percentage set forth in the applicable box in the “Ending Population” column set forth in the table in Section 4.1 hereof (subject to Section 4.8); and
“L”	equals such Grantee’s Ending Population Payout Factor.

Notwithstanding the foregoing, to the extent that the Company’s Operating Income/Loss is more than 20% below Targeted Operating Income/Loss, no payment based on the Ending Population performance component will be made. For the avoidance of doubt, no portion of the Annual Incentive Award of a Grantee who is in the Transitional Schools Group will be based on the Ending Population performance component.

4.5 Student Completions Component. In respect of the Student Completions performance component, each Grantee will be eligible to receive a payment equal to the result of applying the following formula to such Grantee:

M x N x O x P:

Where:
“M”	equals such Grantee’s Eligible Earned Wages;
“N”	equals such Grantee’s Target Incentive Percentage;
“O”	equals the percentage set forth in the applicable box in the “Completion” column set forth in the table in Section 4.1 hereof (subject to Section 4.8); and
“P”	equals the Grantee’s Student Completions Payout Factor.

Notwithstanding the foregoing, to the extent that the Company’s Operating Income/Loss is more than 20% below Targeted Operating Income/Loss, no payment based on the Student Completions performance component will be made. For the avoidance of doubt, no portion of the Annual Incentive Award of a Grantee who is in the Transitional Schools Group will be based on the Student Completions performance component.

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4.6 Student Placement Component. In respect of the Student Placement performance component, each Grantee will be eligible to receive a payment equal to the result of applying the following formula to such Grantee:

Q x R x S x T:

Where:
“Q”	equals such Grantee’s Eligible Earned Wages;
“R”	equals such Grantee’s Target Incentive Percentage;
“S”	equals the percentage set forth in the applicable box in the “Placement” column set forth in the table in Section 4.1 hereof (subject to Section 4.8); and
“T”	equals the Student Placement Payout Factor.

Notwithstanding the foregoing, to the extent that the Company’s Operating Income/Loss is more than 20% below Targeted Operating Income/Loss, no payment based on the Student Placement performance component will be made.

4.7 Student Retention Component. In respect of the Student Retention performance component, each Grantee will be eligible to receive a payment equal to the result of applying the following formula to such Grantee:

U x V x W x X:

Where:
“U”	equals such Grantee’s Eligible Earned Wages;
“V”	equals such Grantee’s Target Incentive Percentage;
“W”	equals the percentage set forth in the applicable box in the “Retention” column set forth in the table in Section 4.1 hereof; and
“X”	equals the Student Retention Payout Factor.

Notwithstanding the foregoing, to the extent that the Company’s Operating Income/Loss is more than 20% below Targeted Operating Income/Loss, no payment based on the Student Retention performance component will be made. For the avoidance of doubt, the Student Retention performance component applies only to Grantees in the Transitional Schools Group.

4.8 Aggregated Factors. Depending on the organization level of a Grantee (as determined pursuant to the table below), the relevant payout factors used for purposes of Sections 4.2, 4.3, 4.4, 4.5, and 4.6 above may be consolidated based on performance at two different organization levels as set forth in the table below.

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Organization Level	Participants	Company	Business Group	Education Group	Campus
Corporate		100%

University Schools
Business Group	Chief University Officer *	50%	50%
	Business Group participants	25%	75%
Education Group	Education Group participants		25%	75%
Campus	Campus-based participants		25%	75%

Career Schools
Business Group	Chief Career Schools Officer *	50%	50%
	Business Group participants	25%	75%
Education Group	Education Group participants		25%	75%
Campus	Campus-based participants			25%	75%

Transitional Schools	All participants		100%

*	Although not Grantees pursuant to this Program, the Chief University Officer and Chief Career Schools Officer are included herein to facilitate the Committee’s intention to exercise its negative discretion under the Key Executive Program in accordance with this Program.

To the extent the performance of more than one organization level applies, then in order to determine the relevant payout, the formula set forth in Section 4.2, 4.3, 4.4, 4.5 or 4.6 above shall be performed at both levels, and the result shall be weighted appropriately pursuant to the table above as determined by the Committee or Administrator, as applicable.

4.9 Individual Goals Component. In respect of the individual performance component, each Grantee will be eligible to receive a payment based on the percentage set forth in the applicable box set forth in the “Individual” column in the table in Section 4.1 hereof, calculated as set forth in this Section 4.9. In 2014, achievement of target performance with respect to individual performance goals will result in a 50% payout for Grantees who are Corporate Employees or who are part of the Career Schools Group and a 100% payout for Grantees who are part of the University Schools Group. The individual performance component of a Grantee’s Annual Incentive Award shall be determined based upon a Grantee’s achievement of the individual goals, and weighting of such goals, established by the Grantee’s manager or department head, as applicable, and recorded in the Company’s performance management system as the Grantee’s “AIP Goals” for the Performance Period. Notwithstanding the foregoing, (a) the individual performance component shall not apply to Grantees in the Transitional Schools Group, and (b) to the extent the Company does not meet the threshold for payment set forth for the Revenue performance component in Section 4.2, Grantees shall not be eligible for payment based on the individual goals performance component.

4.10 Adjustment. The individual performance component of each Grantee’s Annual Incentive Award (determined without application of this Section 4.10) is subject to adjustment by managers. Such adjustment may be negative for those Grantees who do not achieve the applicable goals, and positive for those Grantees who demonstrate outstanding accomplishments. The individual performance component may not result in a payment less than 0% nor more than 200% of the payout amount for achievement of target performance as calculated as set forth in Section 4.9. For purposes of applying this Section 4.10, any positive adjustment made to the individual performance component of the Annual Incentive Award of one Grantee must result in a dollar-for-dollar negative adjustment to the individual performance component of the Annual Incentive Award of one or more other Grantees so that, in the aggregate, the application of the adjustment described in this Section 4.10 to all the Grantees shall not result in any additional cost to the Company and its Affiliates for the group of Grantees over which a particular manager retains authority.

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ARTICLE 5

MISCELLANEOUS

5.1 Miscellaneous. The Committee may modify or terminate this Program at any time and for any reason, effective at such date as the Committee may determine, without the approval of the Grantees or stockholders of the Company. Without limiting the foregoing, the Committee reserves the right to adjust Ending Population, the Ending Population Payout Factor, Revenue, the Revenue Payout Factor, Operating Expense Management, the Operating Expense Management Payout Factor, Student Completions, the Student Completions Payout Factor, Student Placement, the Student Placement Payout Factor, Student Retention, the Student Retention Payout Factor, the applicable individual goals, or any other related classification or determination for any and all Grantees for any reason, including if, in the Committee’s sole discretion, any unforeseen or unplanned event results in a positive or negative impact on the performance of the Company (or its Affiliates) during the Performance Period or its overall financial position. All such modifications or terminations to this Program shall be binding on all Grantees.

5.2 Proration. For a Grantee who moves between two or more incentive-eligible positions (whether at the corporate, Business Group, Education Group or campus level), during the Performance Period, a proration may be applied to determine the amount due to such Grantee pursuant to Article 4 hereof. To the extent it applies, such proration shall be determined in the discretion of the Administrator, and shall be based on relevant factors, which may include, but shall not be limited to, (a) the relative time spent by such Grantee working at each level, and (b) the extent to which corporate, a Business Group, Education Group or a campus was charged for the services of such Grantee. Unless otherwise determined by the Administrator, such proration will be based on whole months (rather than a day-by-day basis), and for purposes of such proration, actions taken prior to the fifteenth day of any month will be deemed to have happened on the first day of that month, while action taken on or after the fifteenth day of any month will be deemed to have happened on the first day of the following month.

5.3 Compliance With Laws. This Program was created to comply with the “incentive compensation” provisions of the Higher Education Act, 20 U.S.C.§ 1094(a)(20), and with the implementing regulations of the U.S. Department of Education (“ED”), located at 34 C.F.R.§ 668.14(b)(22). The Company is aware that the ED regulations changed, effective July 1, 2011, and this Program has been created to comply with changed regulations that took effect July 1, 2011. All provisions of this Program will be interpreted and applied so as to be consistent with that statute and those regulations. If at any time the Committee determines that any potential compensation action would, or in the Committee’s sole discretion might, violate that statute or those regulations, the Committee may in its sole discretion elect not to pay such compensation. If the statute or regulations change or if ED provides guidance that changes the Committee’s understanding of how the statute and regulations will be applied, the Committee will make appropriate changes to this Program, or may terminate this Program, in its sole discretion, with or without advance notice to the Grantees. The Committee reserves the right to modify any element of this Program, to decline to make any payments under this Program, or to terminate this Program in its entirety, at any time for any reason, in its sole discretion, with or without advance notice to the Grantees.

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